                                                                Exhibit 99.1


     P L R
     logo MICHAEL PORTER, PRESIDENT - INVESTOR RELATIONS JEFF MYHRE, VP - EDITORIAL

--------------------------------------------- ---------------------------------
    SEVEN PENN PLAZA o NEW YORK, NY 10001 o 212-564-4700 o FAX 212-244-3075
                    WWW.PLRINVEST.COM o PLRMAIL@PLRINVEST.COM
--------------------------------------------- ---------------------------------

PDG ENVIRONMENTAL, INC.

JOHN C. REGAN, CHAIRMAN & CEO
412-243-3200

                PDG ENVIRONMENTAL POSTS RESULTS FOR THIRD QUARTER
                            & NINE MONTHS ENDED 2004

                            RECORD REVENUE & EARNINGS


PITTSBURGH, PA, DECEMBER 7, 2004 - PDG Environmental, Inc. (OTC BB: PDGE), an environmental and specialty contractor, today reported financial results for the third quarter and nine months ended October 31, 2004.

Revenues for the third quarter were $18.9 million, a 103% increase over the $9.3 million recorded in the same prior-year period. Net income for the quarter grew 849% to $1,006,000, or $0.09 per fully diluted share as compared to the previous year's third quarter net income of $106,000, or $0.01 per fully diluted share.

Revenues for the nine months ended October 31, 2004 were $44.9 million, a 66% increase over the $27.0 million in the same prior-year period. Net income for the nine months was up 211% to $1,490,000, or $0.13 per fully diluted share as compared to the previous year's first nine-months net income of $479,000, or $0.05 per fully diluted share.

John Regan, Chairman and CEO, commented, "We are very pleased to report record revenues and earnings for the third quarter and nine months. The increase in earnings to 9 cents per fully diluted share is especially satisfying since we achieved this result despite a 25% increase in shares outstanding. Our base business continues to grow and remains strong and has been enhanced by the hurricane-related activities in Florida. The rapid increase in revenues, while remaining profitable, is an indication of PDGE's flexibility in responding to large projects and demand for our services. In spite of record revenues in the quarter, backlog remains strong at $36.6 Million, and we expect hurricane-related projects, particularly mold abatement, to continue for months to come."

PDG Environmental, Inc., is an environmental and specialty contractor providing asbestos and lead abatement, insulation, microbial remediation and demolition and related services dedicated to assisting its commercial, industrial and governmental clients in complying with environmental laws and regulations. Regional marketing and project operations are conducted through branch offices located in New York City, NY; Paramus, NJ; Hazelton and Export, PA; Fort Lauderdale and Tampa, FL; Houston and Pasadena, TX; Phoenix, AZ; Rock Hill, SC; Portland, OR; Seattle, WA; and Los Angeles, CA. For additional information on the company, please visit http://www.pdge.com. And for more information on mold and its effect on indoor air quality, please visit http://www.epa.gov/iaq/molds/index.html.

Safe Harbor Statement under Private Securities Act of 1995: The statements contained in this release, which are not historical facts, may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of customer base, and growth of service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, availability of capital, operational risks on contracts, and other risks and uncertainties. The Company disclaims any obligation to update information contained in any forward-looking statement.


                          -financial tables to follow-

                             PDG ENVIRONMENTAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                             Three Months
                                           Ended October 31st
                                           ----------------
                                      2004                   2003
                                      ----                   ----
Revenues                           $18,903,000            $ 9,332,000
Net Income                         $ 1,006,000            $   106,000
Earnings per Common
Share (diluted)                    $      0.09            $      0.01
Shares Outstanding
(diluted)                           11,770,000              9,627,000




                                               Nine Months
                                           Ended October 31st
                                           ----------------
                                      2004                   2003
                                      ----                   ----
Revenues                           $44,874,000            $26,973,000
Net Income                         $ 1,490,000            $   479,000
Earnings per Common
Share (diluted)                    $      0.13            $      0.05
Shares Outstanding
(diluted)                           11,833,000              9,486,000


                                      Selected Balance Sheet Items
                                      ----------------------------
                                     10/31/04              10/31/03
                                     --------              --------
Current Assets                     $24,314,000            $13,866,000
Current Liabilities                $13,729,000            $ 5,797,000
Working Capital                    $10,585,000            $ 8,069,000
Fixed Assets (Net)                 $ 1,331,000            $ 1,020,000
Long-Term Debt                     $ 6,439,000            $ 5,050,000
Shareholder Equity                 $ 7,017,000            $ 4,738,000

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